SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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[  ]           Preliminary Proxy Statement
[  ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]           Definitive Proxy Statement
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[  ]           Soliciting Material under Rule 14a-12

BIGLARI HOLDINGS INC.
(Name of Registrant as Specified in its Charter)

Nicholas J. Swenson
Groveland Capital LLC
Groveland Hedged Credit Fund LLC
Groveland Master Fund Ltd.
Seth G. Barkett
Thomas R. Lujan
James W. Stryker
Ryan P. Buckley
Stephen J. Lombardo III
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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4843-

Filed by Groveland Group

The Groveland Group (as defined herein) has issued a letter to shareholders, which is attached hereto.  The letter is being filed herewith under Rule 14a-6 of the Securities Exchange Act of 1934, as amended, by the Groveland Group.

Important Information

The Groveland Group (whose members are identified below) has nominated Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as nominees to the board of directors of Biglari Holdings Inc. (the “Company”), and is soliciting votes for the election of Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as members of the Company’s board of directors (the “Groveland Nominees”).  The Groveland Group has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the Groveland Nominees at the Company’s 2015 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Groveland Group, the Groveland Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card  and other documents filed by the Groveland Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by the Groveland Group with the SEC may also be obtained free of charge from the Groveland Group.

Participants in Solicitation

The “Groveland Group” currently consists of the following persons who are participants in the solicitation from the Company’s shareholders of proxies in favor of the Groveland Nominees: Groveland Master Fund Ltd. (formerly known as Groveland Hedged Credit Master Fund Ltd.), Groveland Hedged Credit Fund LLC, Groveland Capital LLC, Nicholas J. Swenson, and Seth G. Barkett.  Along with the Groveland Group, the following are also participants in the solicitation: James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, and Ryan P. Buckley.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the Groveland Group’s definitive proxy statement, as filed with the SEC on March 11, 2015.

Dear Fellow Shareholder:

We, the Groveland Group (“Groveland” or “We” or “Our” or “Us”), are providing shareholders with an opportunity to reform the board of Biglari Holdings Inc. (the “Company” or “BH”).  We encourage you to vote for the Groveland Group’s director nominees: Messrs. Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo, III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett, on the WHITE Proxy Card.

Please note that this proxy contest is the only proxy contest that has taken place at Biglari Holdings since Mr. Biglari assumed control of the Company back in 2008.  What are the chances that another opportunity for positive reform will occur in the future?  Groveland is working to defend shareholder interests through the proxy process.  We believe it is clear, as supported in our definitive proxy materials, that the incumbent board has consistently demonstrated poor corporate governance practices that have harmed shareholders.  We need your help now to change this.  Please take advantage of this unique opportunity to vote for reform.

Your vote is very important!

To summarize the reports issued by two of the largest proxy advisory firms, Institutional Shareholder Services (“ISS”) recommended that shareholders withhold on all six of the Company’s incumbent directors because of “repeated failures of governance”.  Glass Lewis recommended that shareholders do not vote for any of the Company’s six incumbent directors, but vote for two of the Groveland Group’s director nominees: Mr. James W. Stryker and Mr. Stephen J. Lombardo.

While we would have preferred for ISS to have recommended in favor of our slate, and for Glass Lewis to have recommend in favor of our full slate, it is clear that neither advisory firm finds the reelection of the Company’s directors to be desirable.  They were unanimous in recommending that no one should vote in favor of the Company’s nominees.

So, this leaves you with a choice regarding our nominees, and we are convinced that you should vote in favor of our full slate.  Neither ISS nor Glass Lewis are voting as shareholders in this election, you are.  And so, it is to you that we turn for votes, and it is you (not the advisory firms) a concerned shareholder that we wish to persuade to vote for all of our nominees.

This letter reviews our transition plan and spells out the qualifications of our nominees to serve the Company and its shareholders.  We continue to believe that our plan is thoughtful and strategic and that are nominees are well qualified to oversee the Company, and we are confident that we can drive significant shareholder value.

We urge you to not lose sight of the big picture—corporate governance reform and operational improvement at Biglari Holdings is critical, and it is not something the existing board has provided.  Our nominees were well picked to address Biglari Holdings complex situation, having experience in the restaurant, investment management, legal and investment banking industries, and experience with turnarounds.

Transition Plan

While Biglari Holdings is a complex situation, we believe the plan required to drive shareholder value is quite simple.  First and foremost, Groveland believes it is critical to put the right restaurant executive(s) in place.  Hiring Gene Baldwin as interim CEO allows the board to gather credible intelligence and make immediate and necessary operational changes, including the reduction of consolidated SG&A expenses and repairing the broken relationship with franchisees and employees.  In our view, the best permanent CEO candidates are currently employed.  We interviewed a number of these executives and the message to us was consistent: “Call us after you have won.”  With the assistance of a highly regarded executive search firm, we will move promptly to hire a permanent CEO, and we believe we will have a number of well qualified executives from which to select the CEO.

As we previously outlined, our board will conduct a thorough but expedient financial, operational, and strategic review of all BH businesses, including Steak n Shake, Maxim, Western Sizzlin, and First Guard Insurance.  We plan to stem Maxim’s significant operating losses in short order, and we’ll test Mr. Biglari’s strategic views for the business against the judgment of industry experts and the current fact set.

Our intent is to return Biglari Holdings (formerly known as Steak n Shake) to a pure-play restaurant company.  We believe a pure-play restaurant company will achieve the highest valuation in both the public and private marketplace.  Once BH’s investment in the Lion Funds is redeemed, we will a) ensure that all outstanding and unissued BH shares are retired or become treasury stock and b) ensure that any shares of Cracker Barrel (Nasdaq: CBRL) held by BH are disposed of in a tax-efficient manner that benefits shareholders.

In regards to minimizing “unintended consequences” related to any potential change in control payments, we can say that we have every intention of challenging the Trademark License Agreement (the “License Agreement”) where it can be challenged.  In our view, the License Agreement represents unjustified entrenchment, and, as we have outlined many times before, it is important to remove the “by Biglari” moniker as quickly as possible to avoid millions of additional royalty payments to Mr. Biglari.  Waiting even just one more year to reform BH costs shareholders at least an additional $20 million of royalty payment accruals to Mr. Biglari.

The time is now to reform the BH board and end the entrenchment, entrenchment Mr. Biglari has spoken out against as an activist shareholder, but entrenchment he has whole heartedly embraced as an executive.

Groveland’s Director Nominees

We are confident in the skill sets of each of our director nominees, each bringing diverse and critical expertise to the boardroom.  Three of our six director nominees have public company board experience, and our other director nominees have private board experience or have worked with public companies in their respective fields.  Biglari Holdings is a complex situation that will benefit from restaurant, legal, investment banking, turnaround, and portfolio management expertise.

Mr. Swenson (Portfolio Management/Public Company Executive) brings with him a wealth of experience in how to effectively generate positive results for shareholders.  He managed a fund at Whitebox Advisors with approximately $1.6 billion of assets under management (including a number of wholly-owned operating businesses).  Mr. Swenson is currently the Chairman and CEO of Air T, Inc. (Nasdaq: AIRT), a public holding company, and serves on two additional public company boards.

Mr. Stryker (Restaurant Executive) brings with him deep financial and accounting expertise that he will use to help the Company improve its operating performance.  He is a finance and accounting consultant with over 37 years of senior executive experience in the restaurant industry.  He was also a board member of the Audit Committee and Chairman of Diedrich Coffee, Inc. when the public company was successfully sold in 2010.  Prior to his restaurant career, Mr. Stryker spent seven years at Price Waterhouse & Co.

Mr. Lombardo (Legal/Restaurant Advisory) brings with him experience in the restaurant industry, which he will use to help improve the Company’s operations and governance.  He is currently General Counsel and Chairman of the Gibsons Restaurant Group, a private restaurant company with over $100 million of sales.  Mr. Lombardo is also Of Counsel at the Chicago office of the law firm of Katten Muchin Rosenman LLP where he was a partner from 2007 through January 2015. Mr. Lombardo has advised many restaurant companies in connection with acquisitions and dispositions, private securities offerings, general corporate law, and governance matters.

Mr. Lujan (Legal/Internal Investigations Advisory) brings with him legal experience that he will use to help the Company navigate its path through a variety of legal issues.  He has very extensive investigative experience within large organizations.  He is currently the Principal of Lujan Legal Counsel, LLC, a firm that provides legal counsel and consultation in regards to employment issues, intellectual property protection, corporate compliance, government contract negotiation, and internal investigations.  Mr. Lujan served on active duty for 27 years in the United States Army, the last 19 years as a Member of the Judge Advocate General's Corps. Airborne and Ranger qualified, Mr. Lujan’s notable assignments include being the first attorney ever assigned to 1st Special Forces Operational Detachment-Delta (1st SFOD-D)(Delta Force), Staff Judge Advocate (Chief Counsel) United States Army Special Operations Command (USASOC) and Executive Officer to the Chief Judge of the Army.  He retains a Top Secret United States Government clearance.

Mr. Buckley (Sell-Side Investment Banking) brings with him expertise in mergers and acquisitions that he will use to help the Company develop a path to maximize shareholder value.  He is currently a director of Livingstone Partners LLC, an international investment bank that provides advisory services to both healthy and distressed companies with regard to mergers and acquisitions (M&A) and capital raising transactions.  Mr. Buckley has completed over 25 transactions extending across both sell-side and buy-side M&A advisory work, capital raises consisting of senior and junior debt securities, preferred and common equity securities, and the rendering of both fairness and solvency opinions.

Mr. Barkett (Portfolio Management/Turnarounds) has deep experience working with company executives to improve operating performance, which he will use to help better position the Company for success.  He is currently a portfolio manager for Groveland Capital and generated gross fund returns of 26.9% in 2012, 39.7% in 2013, and 16.5% in 2014.  Mr. Barkett spent a large part of his career in the private equity industry where he pursued buyouts, recapitalizations, and corporate restructurings.  Mr. Barkett is currently a board member of Air T, Inc. (Nasdaq: AIRT).

GENE BALDWIN

In addition to our director nominees, we are excited to have Gene Baldwin, our interim CEO, assisting with the implementation of our reform agenda.

Mr. Baldwin is no stranger to difficult situations.  He has successfully served as chief executive officer (CEO), chief financial officer (CFO), chief operating officer (COO) and chief restructuring officer (CRO), and acted as an advisor for numerous companies in many industries.  He has made a long career out of helping companies navigate the choppy waters of change.

“Change at the top of any organization, especially at the CEO and Board of Director level, involves risk.  However, there are proven turnaround strategies and tactics that, when applied carefully, effectively manage these risks.  These strategies are proven to work even at an underperforming company with declining operating margins, failed management practices, cash draining capital allocation decisions, and dysfunctional relationships with critical stakeholders.” – Gene Baldwin

Mr. Baldwin has designed and deployed reform strategies in over 25 unique and difficult situations in the restaurant industry, representing all kinds of stakeholders, including restaurant owners, lenders, landlords, franchisees, franchisors and creditors committees.  Through his work in these assignments, and as a Director in Deloitte’s Restaurant Consulting practice, Mr. Baldwin has amassed a large network of consultants and strategists that he is able to call upon to assist in a multitude of situations.  Though Mr. Baldwin’s work spans many industries, he has primarily centered on profit improvement and restructuring assignments in the restaurant industry, including:

●	Interim CRO and CFO for Real Mex restaurants, a privately held 129 unit Mexican chain.

●	Interim CEO for Fazoli’s, a 325 unit privately held quick service Italian chain.

●	Interim CFO for Benihana, a 100 unit publicly held Japanese-themed chain.

●	Interim President & CRO for American Restaurant Group, privately held 82-unit steakhouse chain.

●	CFO for a 130-unit fast food franchisee of Pizza Hut, Long John Silver’s and Grandy’s.

Mr. Baldwin would like to share the following statement with you, a valued Biglari Holdings shareholder:

“With over 25 years of turnaround experience, I have developed a skill set focused on efficiently improving operating performance while mitigating the risks associated with top-level change.  I have found that an underperforming company can quickly improve operating performance starting with a timely and thorough assessment of performance issues through both detailed financial analysis and candid interviews with important stakeholders, including: employees, franchisees, suppliers, and lenders.  From that assessment, a rapid action plan can be developed and implemented with the full commitment of legacy employees.  These turnaround plans typically involve eliminating unprofitable non-core business units, reducing operating expenses, and streamlining overhead.  While a preliminary outline of our plan can be gleaned from our shareholder presentation, the specifics of a comprehensive strategy will and must be developed through the assessment process after current leadership has been removed.  The nominated directors and I are committed to quickly and efficiently improving operating results and generating shareholder value starting April 10.”

We believe that the shareholders of Biglari Holdings deserve the opportunity to reform the company that they own.  We believe that Mr. Gene Baldwin and our director nominees are uniquely qualified to implement the types of reforms shareholders of BH have been craving.  We have a strategic plan, and your vote is important.  Please choose reform by voting on the WHITE Proxy Card to elect Messrs. Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo, III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett to the board of directors of Biglari Holdings Inc.

VOTE THE WHITE PROXY CARD TO REFORM BIGLARI HOLDINGS.

Your Vote Is Important – No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

D.F. KING & CO., INC.
Shareholders Call Toll-Free:877-283-0325
Banks and Brokers May Call Collect: 212-269-5550

REMEMBER:

We urge you NOT to sign any Blue proxy card sent to you by the Company. If you have already done so, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card TODAY in the postage-paid envelope provided. If you hold your shares in Street-name, your custodian may also enable voting by telephone or by Internet -- please follow the simple instructions provided on your WHITE proxy card.

About Groveland Capital, LLC

Groveland Capital, LLC. is an Investment Advisor based in Minneapolis, MN. Groveland Capital is nimble advisory focused on unearthing unique investment opportunities. Our insight and global network is complemented by our billion dollar+ fund experience and expertise. Groveland Capital is led by a seasoned team of investment professionals who have continuity, vision and over a decade of experience executing key elements of our investment strategy. Groveland Capital founder and Principal, Nick Swenson, also has significant capital invested in the portfolio, aligning his interests with investors. Our investment strategy is to acquire stakes in undervalued and/or underperforming companies. When necessary, we seek board representation and advocate for improvements in financial performance, capital allocation, and corporate governance for the benefit of all shareholders.

Important Information

The Groveland Group (whose members are identified below) has nominated Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as nominees to the board of directors of Biglari Holdings Inc. (the “Company”), and is soliciting votes for the election of Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as members of the Company’s board of directors (the “Groveland Nominees”). The Groveland Group has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the Groveland Nominees at the Company’s 2015 Annual Meeting of Shareholders. Shareholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Groveland Group, the Groveland Nominees, the Company and related matters. Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by the Groveland Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed by the Groveland Group with the SEC may also be obtained free of charge from the Groveland Group.

Participants in Solicitation

The “Groveland Group” currently consists of the following persons who are participants in the solicitation from the Company’s shareholders of proxies in favor of the Groveland Nominees: Groveland Master Fund Ltd. (formerly known as Groveland Hedged Credit Master Fund Ltd.), Groveland Hedged Credit Fund LLC, Groveland Capital LLC, Nicholas J. Swenson, and Seth G. Barkett. Along with the Groveland Group, the following are also participants in the solicitation: James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, and Ryan P. Buckley. The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the Groveland Group’s definitive proxy statement, as filed with the SEC on March 11, 2015. These materials may be accessed from the SEC's website free of charge.

Contacts

Investors:

Nick Swenson
Groveland Capital
inquiries@grovelandcapital.com
612-843-4302

D.F. King & Co., Inc.
BHinfo@dfking.com
212-269-5550

Media:

Anthony Giombetti
Gio Public Relations
anthony@giombettipr.com
818-821-7530